UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2026

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma		73116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $.10	LXU	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2026, the compensation committee of the board of directors of LSB Industries, Inc. (the “Company”) approved of, and the Company entered into, severance and change in control agreements (together, the “Agreements”) with the Company’s (i) Executive Vice President and Chief Commercial Officer, Damien J. Renwick, and (ii) Executive Vice President, Manufacturing, Scott D. Bemis (together, the “Executives” and each, an “Executive”).

The Agreements provide for certain payments to the Executives if, during the Term (defined below) a Change in Control occurs and during the period beginning 180 days before and ending on the 12-month anniversary following the closing date that a Change in Control occurs (the “Change in Control Period”), the Executive’s employment is terminated by the Company without “Cause” or by the Executive for “Good Reason” (each term as defined in the Agreements) (each, a “Qualifying Termination”). For purposes of the Agreements, the term “Change of Control” has the same meaning as set forth in the LSB Industries, Inc. 2025 Long-Term Incentive Plan, as amended, provided that no transaction or series of transactions will be deemed to constitute a Change in Control unless and to the extent such transaction or transactions constitute a change in ownership or control under Section 409A of the Internal Revenue Code.

Pursuant to the Agreements, upon such Qualifying Termination, each Executive will be entitled to receive: (A) with respect to Mr. Renwick, an amount equal to two times Mr. Renwick’s annual base salary at the rate in effect immediately prior to the date of the Qualifying Termination and (B) with respect to Mr. Bemis, an amount equal to one times Mr. Bemis’s annual base salary at the rate in effect immediately prior to the date of the Qualifying Termination, in each case provided that such Executive timely executes and delivers of a release of claims in favor of the Company.

The term of the Agreements commences on January 14, 2026 and ends on January 15, 2027 (the “Initial Term”), and will automatically renew for successive 12-month periods (the Initial Term and all renewal periods, collectively, the “Term”) unless the Company provides the Executive with written notice of non-renewal at least 90 days prior to the expiration of the then-current Term.

Notwithstanding the foregoing, if a Change in Control occurs during the Term, the Term will continue until the later of: (i) the first anniversary of the closing date of the Change in Control; (ii) the satisfaction of all obligations of the parties under the Agreements; or (iii) the date of termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason, or due to the Executive’s death or Total and Permanent Disability (as defined in the Agreements).

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Severance and Change in Control Agreement, dated January 14, 2026, by and between LSB Industries, Inc. and Damien J. Renwick.
10.2	Severance and Change in Control Agreement, dated January 14, 2026, by and between LSB Industries, Inc. and Scott D. Bemis.
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2026

LSB INDUSTRIES, INC.

By:	/s/ Cheryl A. Maguire
Name:	Cheryl A. Maguire
Title:	Executive Vice President and Chief Financial Officer